UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 1, 2011

Olympic Steel, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Ohio	0-23320	34-1245650
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5096 Richmond Road

Bedford Heights, Ohio 44146

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (216) 292-3800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 1, 2011, Olympic Steel, Inc. (“Olympic” or the “Company”) and certain of its wholly-owned domestic direct and indirect subsidiaries (collectively with the Company, the “Borrowers”) entered into an Amended and Restated Loan and Security Agreement (the “Loan and Security Agreement”) with certain financial institutions named therein (the “Lenders”), Bank of America, N.A., as Agent for the Lenders, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, both as Joint Lead Arrangers and Joint Book Managers, JPMorgan Chase Bank, N.A., as Syndication Agent, and KeyBank National Association, U.S. Bank National Association and Wells Fargo Bank, National Association each as Co-Documentation Agents.

The Loan and Security Agreement provides for a revolving credit line of $265 million (which may be increased up to $340 million subject to the Company obtaining commitments for such increase), and terminates on July 1, 2016. Borrowings under the revolving credit line will be to used to repay existing debt, to fund a portion of the purchase price in connection with the acquisition of Chicago Tube and Iron Company (as described in more detail in Item 2.01 of this Current Report on Form 8-K), to pay fees and transaction expenses associated with the closing of the Loan and Security Agreement, to pay obligations in accordance with the Loan and Security Agreement, for working capital and other lawful general corporate purposes and to issue letters of credit in accordance with the terms of the Loan and Security Agreement.

The aggregate amount of loans permitted to be made to the Borrowers under the revolving credit line may not exceed a borrowing base consisting of the lesser of (a) the aggregate amount of revolver commitments minus any letter of credit obligations pursuant to the Loan and Security Agreement and (b) the sum of the Borrowers’ eligible accounts receivable, eligible inventory and the aggregate amount of cash equivalents credited to or on deposit in a segregated securities account controlled by the Agent, minus certain availability reserves.

The Loan and Security Agreement also provides for term loan commitments of up to $70 million, which mature on July 1, 2016 and require monthly principal payments commencing on August 1, 2011 and continuing through the maturity date. In addition, the Company will be required to make mandatory prepayments of the principal amount of the term loans in the event of, among other things, a calculation of excess cash flow (as defined in the Loan and Security Agreement) on an annual basis for years ending on or after December 31, 2012, certain permitted dispositions of assets or real estate, and the receipt of proceeds from certain insurance policies and from certain issuances of equity securities. Once repaid, the term loans may not be reborrowed. On July 1, 2011, the Company borrowed $70 million under the term loan commitments and used the proceeds to pay a portion of the cash purchase price in connection with the acquisition by the Company of Chicago Tube and Iron Company, as described in more detail in Item 2.01 of this Current Report on Form 8-K.

Borrowings under the Loan and Security Agreement bear interest, at the Borrowers’ option, at either a base rate or a LIBOR rate, in each case plus an applicable margin based on the Borrowers’ level of utilization of the revolving credit line. Obligations under the Loan and Security Agreement are secured by a first-priority lien (subject to certain permitted liens) on substantially all of the tangible and intangible assets of the Borrowers, as well as a pledge of the capital stock of direct and indirect subsidiaries of each Borrower (subject to certain exclusions). Each of the Company and each other Borrower is jointly and severally liable for the obligations under the Loan and Security Agreement.

The Loan and Security Agreement contains customary representations and warranties and usual and customary affirmative and negative covenants. In addition, until maturity of the Loan and Security Agreement, if (a) any commitments or obligations under the Loan and Security Agreement are outstanding and (b) the Borrowers’ revolver availability is less than the greatest of (X) $20 million, (Y) 12.5% of the aggregate amount of revolver commitments and (Z) 60% of the outstanding principal balance of the term loan, then the Borrowers must maintain a ratio of (1) EBITDA minus capital expenditures (subject to certain exclusions) and cash taxes paid to (2) Fixed Charges (as defined in the Loan and Security Agreement) of at least 1.10 to 1.00, for the most recent twelve fiscal month period.

The Loan and Security Agreement also contains certain customary events of default. If an Event of Default (as defined in the Loan and Security Agreement) has occurred and is continuing, the Agent may terminate the commitments and declare the loans and any accrued and unpaid interest immediately due and payable by the Borrowers, and in the case of an insolvency related event of default, the same shall automatically become immediately due and payable.

The Lenders, the Agent for the Lenders, both of the Joint Lead Arrangers and Joint Book Managers, the Syndication Agent and each of the Co-Documentation Agents (and each of their respective subsidiaries or affiliates) have in the past provided, and may in the future provide, investment banking, cash management, underwriting, lending, commercial banking, trust, leasing services, foreign exchange and other advisory services to, or engage in transactions with, the Company, its subsidiaries or affiliates. These parties have received, and may in the future receive, customary compensation from the Company or its subsidiaries or affiliates for such services.

The Loan and Security Agreement is filed herewith as Exhibit 4.22 to this Current Report on Form 8-K. The foregoing description of the Loan and Security Agreement is qualified in its entirety by reference to the full text of the Loan and Security Agreement which is incorporated herein by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On July 1, 2011, Olympic completed its previously announced acquisition (the “Acquisition”) of Chicago Tube and Iron Company (“CTI”) pursuant to the terms of an Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 18, 2011, by and among Olympic, OLYAC II, Inc., CTI, and the holders of all of CTI’s outstanding common shares. Pursuant to the terms of the Merger Agreement, Olympic acquired CTI for a purchase price of $150 million in cash. The purchase price is subject to a working capital adjustment and a dollar-for-dollar closing cash adjustment (the “Closing Cash Adjustment”) to the extent that CTI has more or less than $8.75 million in cash at the closing. Olympic also assumed approximately $6 million of indebtedness of CTI. On July 5, 2011, Olympic made a payment of approximately $2.8 million in cash to satisfy its obligations pursuant to the Closing Cash Adjustment.

In connection with the Acquisition, Dr. Donald McNeeley, the President and Chief Operating Officer of CTI, entered into a five-year employment agreement with Olympic and CTI that automatically renews for an additional three-year term and, as described in more detail below in Item 5.02 of this Current Report on Form 8-K, became a member of Olympic’s Board of Directors.

Founded in 1914, CTI is a leading metal service center in the United States, with ten operations throughout the Midwest. Inventory, fabrication and processing are facilitated in over 1.0 million square feet of efficient, state-of-the-art facilities. CTI inventories over 30,000 line items of tubing, pipe, bar, valves and fittings from some of the world’s premier manufacturers.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information under Item 1.01 in this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 1, 2011, the Board of Directors of the Company increased the number of members of the class of directors whose term expires at the Company’s 2013 annual meeting of shareholders from three to four and elected Dr. Donald McNeeley as a new director to fill the vacancy created by the increase in the size of the class of directors. Because Dr. McNeeley is an employee of a subsidiary of Olympic, he will not receive any compensation for his service on the Board of Directors.

Pursuant to the terms of his employment agreement, Dr. McNeeley will be entitled to receive a base salary of at least $575,000 per year for serving as the President of CTI. Dr. McNeeley will also be entitled to participate in the Company’s retirement, health and other benefit plans and equity plans and programs generally available to the Company’s executive officers and will be entitled to certain perquisites (except where such participation or entitlement would be duplicative with a similar benefit or perquisite from CTI). Additionally, Dr. McNeeley will be eligible for an annual performance bonus based on CTI’s performance, as determined by the Compensation Committee of the Company’s Board of Directors.

Dr. McNeeley served as President and Chief Operating Officer of CTI since 1990. Dr. McNeeley’s career with CTI began in 1972, and he has served CTI in a variety of positions since that time.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statement of Business Acquired.

Olympic will provide the financial statements required to be filed by Item 9.01(a) of Form 8-K by amendment to this Current Report on Form 8-K no later than the 71st day after the required filing date for this Current Report on Form 8-K.

(b)	Pro Forma Financial Information.

Olympic will provide the pro forma financial statements required to be filed by Item 9.01(b) of Form 8-K by amendment to this Current Report on Form 8-K no later than the 71st day after the required filing date for this Current Report on Form 8-K.

(d)	Exhibits.

Exhibit No.	Description

4.22	Amended and Restated Loan and Security Agreement, dated as of July 1, 2011, by and among Olympic Steel, Inc., Olympic Steel Lafayette, Inc., Olympic Steel Minneapolis, Inc., Olympic Steel Iowa, Inc., Oly Steel Welding, Inc., Oly Steel NC, Inc., Tinsley Group-PS&W, Inc., IS Acquisition, Inc., and OLYAC II, Inc., the various Lenders named therein, Bank of America, N.A., as Agent for the Lenders, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, both as Joint Lead Arrangers and Joint Book Managers, JPMorgan Chase Bank, N.A., as Syndication Agent, and KeyBank National Association, U.S. Bank National Association and Wells Fargo Bank, National Association, each as Co-Documentation Agents.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Olympic Steel, Inc.

By:	/s/ Richard T. Marabito
Richard T. Marabito
Chief Financial Officer & Treasurer

Date: July 8, 2011

EXHIBIT INDEX

Exhibit No.	Description

4.22	Amended and Restated Loan and Security Agreement, dated as of July 1, 2011, by and among Olympic Steel, Inc., Olympic Steel Lafayette, Inc., Olympic Steel Minneapolis, Inc., Olympic Steel Iowa, Inc., Oly Steel Welding, Inc., Oly Steel NC, Inc., Tinsley Group-PS&W, Inc., IS Acquisition, Inc., and OLYAC II, Inc., the various Lenders named therein, Bank of America, N.A., as Agent for the Lenders, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, both as Joint Lead Arrangers and Joint Book Managers, JPMorgan Chase Bank, N.A., as Syndication Agent, and KeyBank National Association, U.S. Bank National Association and Wells Fargo Bank, National Association, each as Co-Documentation Agents.